Exhibit 99.1

Brookdale Announces Fourth Quarter and Full Year 2020 Results

Nashville, Tenn., Feb 24, 2021 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter and full year ended December 31, 2020.

HIGHLIGHTS

•100% of first dose and approximately 85% of second dose COVID-19 vaccine clinics had been completed for residents and associates at the Company's communities as of February 22, 2021.
•Liquidity increased to $575.5 million at December 31, 2020, which includes the impact of cash received from government funding.
•Fourth quarter revenue per occupied unit (RevPOR) increased by 3.9% year-over-year on a same community basis and the sequential occupancy decline moderated in the fourth quarter on a same community basis.

Subsequent to the end of the fourth quarter, the Company entered into definitive agreements with affiliates of HCA Healthcare, Inc., providing for the sale of 80% of the Company’s equity in its Health Care Services segment, as further described in the press release issued on February 24, 2021.

"With best-in-class clinical and cross-functional response team leadership, we helped our residents, patients and associates navigate through this unprecedented and evolving pandemic,” said Lucinda ("Cindy") Baier, Brookdale’s President and CEO. “As an industry leader, we used our strong voice to advocate for senior living funding and then once again for top vaccine priority later in the year. Our efforts culminated in our vaccine clinics starting in mid-December and we are incredibly proud that 100% of our more than 700 communities across 43 states have already completed their first vaccine clinic and over 600 communities have completed their second dose vaccine clinics. I am extremely grateful for our associates’ unity and dedication in providing our beloved seniors with high quality services. We are all working tirelessly to accelerate our path safely and emerge from the pandemic a stronger company."

SUMMARY OF FOURTH QUARTER RESULTS

Consolidated

The table below presents a summary of consolidated operating results for the fourth quarter.

			Year-Over-Year Increase / (Decrease)		Change Attributable To:
($ in millions)	4Q 2020	4Q 2019	Amount	Percent	COVID-19	Transactions	Lease Standard
Resident fee revenue	$677.5	$797.4	$(119.9)	(15.0)%	See note (1)	$(19.9)	$(10.4)
Management fee revenue	$10.2	$12.4	$(2.2)	(17.7)%	—	$(1.2)	—
Other operating income	$78.3	—	$78.3	NM	$78.3	—	—
Facility operating expense	$576.8	$598.4	$(21.6)	(3.6)%	$30.5	$(18.1)	$(14.5)
General and administrative expense	$45.3	$49.0	$(3.7)	(7.6)%	—	—	—
Net income (loss)	$(44.1)	$(91.3)	$(47.2)	(51.7)%	See note (1)	See note (1)	$4.1	(1)
Adjusted EBITDA (2)	$98.6	$100.1	$(1.5)	(1.5)%	See note (1)	$22.0	$4.1

(1)    Estimated lost resident fee revenue attributable to COVID-19 was $120.1 million for the fourth quarter of 2020. The change in net income (loss) attributable to COVID-19 and transactions and the change in Adjusted EBITDA attributable to COVID-19 are not presented as certain impacts are not available without unreasonable effort. The change attributable to the lease standard represents the 2019 impact of the timing of the revenue and cost recognition associated with residency agreements related to the adoption of ASC 842.
(2)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measures, and other important information regarding the use of the Company's non-GAAP financial measures.

•Resident fee revenue.
•Excluding the impact of transactions and the lease accounting standard, consolidated resident fee revenue decreased 11.7% over the prior year quarter.
•Consolidated RevPAR decreased $443, or 10.8%, to $3,673 compared to the prior year fourth quarter as a result of a decrease in consolidated weighted average occupancy of 1,180 basis points, offset by an increase in consolidated RevPOR of $181, or 3.7%, to $5,052.
•Consolidated senior housing occupancy was 71.5% as of December 31, 2020 compared to 75.0% as of September 30, 2020. The Company estimates that the COVID-19 pandemic resulted in $100.5 million and $19.6 million of lost resident fee revenue for its consolidated senior housing and Health Care Services segments, respectively, for the fourth quarter of 2020. Estimated lost resident fee revenue represents the difference between the actual revenue for the period and our expectations prior to estimating the effects of COVID-19.

•Management fee revenue. The decrease was primarily due to the transition of management arrangements on 48 net communities since October 1, 2019, generally for management arrangements on certain former unconsolidated ventures in which the Company sold its interest and interim management arrangements on formerly leased communities. The Company received an $8.6 million management termination fee payment during the fourth quarter of 2020, of which $5.0 million of management fee revenue was recognized during the fourth quarter of 2020.

•Other operating income.
•During the fourth quarter of 2020, the Company accepted $73.7 million of cash for grants from the Provider Relief Fund, including $67.5 million pursuant to the Phase 2 General Distribution and $5.3 million pursuant to the Phase 3 General Distribution. The grants are subject to the terms and conditions of the program, including that such funds may only be used to prevent, prepare for, and respond to COVID-19 and will reimburse only for healthcare related expenses or lost revenues that are attributable to COVID-19.
•The Company recognized $74.9 million of grants from the Provider Relief Fund and $3.4 million from other government grants as other operating income during the fourth quarter of 2020.

•Facility operating expense.
•Excluding the impact of transactions, the lease accounting standard, and incremental direct COVID-19 costs, facility operating expense decreased $19.4 million, or 3.4%, primarily due to a decrease in labor costs for home health services as a result of the lower census and as the Company adjusted its home health services operational structure, to better align its facility operating expenses and business model with the new Patient-Driven Grouping Model ("PDGM").
•The Company incurred $30.5 million of incremental direct costs during the fourth quarter of 2020 to address the COVID-19 pandemic, including costs for: acquisition of personal protective equipment ("PPE"), medical equipment, and cleaning and disposable food service supplies; enhanced cleaning and environmental sanitation; increased employee-related costs, including labor, workers compensation, and health plan expense; increased expense for general liability claims; and COVID-19 testing of residents and associates where not otherwise covered by government payor or third-party insurance sources.

•General and administrative expense. The decrease in general and administrative expense was primarily attributable to a $3.2 million decrease in transaction and organizational restructuring costs compared to the prior year quarter, a reduction in the Company's travel costs due to the pandemic, and a reduction in the Company's corporate headcount, as it scaled its general and administrative costs in connection with community dispositions.

•Net income (loss). The decrease in net loss compared to the prior year quarter was primarily attributable to a $32.4 million decrease in asset impairment expense and a $20.5 million decrease in facility operating lease expense, partially offset by the net impact of the revenue, other operating income, and facility operating expense factors previously discussed.

•Adjusted EBITDA. The decrease in Adjusted EBITDA compared to the prior year quarter was primarily attributable to the net impact of the revenue, other operating income, and facility operating expense factors previously discussed, partially offset by a $22.3 million decrease in cash facility operating lease payments, primarily reflecting reduced cash lease payments as a result of the lease restructuring transaction with Ventas, Inc. ("Ventas") on July 26, 2020.

•COVID-19 Impact.
•In December 2020, two COVID-19 vaccines received emergency use authorization from the U.S. Food and Drug Administration. The Company elected to work with CVS Health Corporation, with whom it has a longstanding relationship to provide flu shot clinics in the Company's communities, to administer vaccinations on site to its eligible residents and associates through the Pharmacy Partnership for Long-Term Care Program offered through the U.S. Centers for Disease Control and Prevention. The Company's work to prepare for and host vaccine clinics includes extensive planning, gathering insurance information, obtaining consents, scheduling appointments, holding educational sessions with residents, families, and associates and detailed coordination of traffic flow and observation areas. The Company hosted its first clinics on December 18, 2020 and by January 22, 2021 it hosted vaccine clinics at over 500 of its communities. As of February 22, 2021, first dose vaccine clinics had been completed for residents and associates at 100% of the Company's communities, and approximately 85% of its communities had second dose vaccine clinics.
•The Company has continued testing residents and associates at many of its communities, after completing baseline testing at all of its communities in July 2020. The Company's testing program has accumulated approximately 320,000 test results. Approximately 1.2% of the Company’s residents were known to have current COVID-19 positive test results on February 22, 2021.
•During the fourth quarter, the Company continued evaluating restrictions on its communities on a community-by-community basis, including based on regulatory requirements and guidance, completion of baseline testing at the community, and the presence of current confirmed positive COVID-19 cases. Although the Company is hopeful that administration of the vaccine to its residents and associates will enable further easing of community restrictions, they may continue for some time, and the Company may revert to more restrictive measures if the pandemic worsens, as necessary to comply with regulatory requirements, or at the direction of state or local health authorities. Restrictions on move-ins escalated throughout the fourth quarter of 2020 due to the resurgence of the virus. At the end of the fourth quarter of 2020, 89% of the Company's communities were accepting new move-ins compared to 98% at the end of the third quarter of 2020. As of February 22, 2021, 97% of the Company's communities were accepting new move-ins.
•The year-over-year decrease in monthly move-ins of the Company's same community portfolio has moderated from 64.2% in April 2020 to 26.5% in December 2020.
•The Company's weighted average occupancy and month-end weighted average occupancy for the months of March 2020 to January 2021 were as follows:

	Mar 2020	Apr 2020	May 2020	Jun 2020	Jul 2020	Aug 2020	Sep 2020	Oct 2020	Nov 2020	Dec 2020	Jan 2021
Consolidated weighted average occupancy	82.7%	80.4%	78.4%	77.4%	76.4%	75.2%	74.3%	73.8%	72.8%	71.5%	70.0%
Consolidated month-end occupancy	82.2%	80.0%	78.5%	77.8%	76.6%	75.5%	75.0%	74.1%	73.1%	71.5%	70.4%

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)

The table below presents a summary of same community operating results and metrics of the Company's consolidated senior housing portfolio.(3)

			Year-Over-Year Increase / (Decrease)				Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	4Q 2020	4Q 2019	Amount		Percent	3Q 2020	Amount		Percent
RevPAR	$3,692	$4,151	$(459)		(11.1)%	$3,826	$(134)		(3.5)%
Weighted average occupancy	72.9%	85.1%	(1,220)	bps	n/a	75.6%	(270)	bps	n/a
RevPOR	$5,067	$4,878	$189		3.9%	$5,060	$7		0.1%
Facility operating expense	$447.4	$422.7	$24.7		5.8%	$434.2	$13.2		3.0%

(3)    The same community portfolio includes operating results and data for 629 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude (i) hurricane and other natural disaster expense of $1.6 million, $2.3 million, and $1.6 million for the fourth and third quarters of 2020 and fourth quarter of 2019, respectively, and (ii) for the 2019 period the additional resident fee revenue and facility operating expense recognized as a result of the application of the lease accounting standard ASC 842 of approximately $9.5 million and $13.4 million, respectively. As presented herein, same community facility operating expense includes the direct costs incurred to respond to the COVID-19 pandemic.

•Resident fees. Same community resident fees decreased $67.8 million to $545.4 million attributable to the decrease in occupancy, partially offset by the increase in RevPOR.

•Facility operating expense. The year-over-year increase was primarily due to $26.0 million of incremental direct costs incurred during the fourth quarter of 2020 to respond to the COVID-19 pandemic.

Health Care Services

			Increase / (Decrease)
($ in millions)	4Q 2020	4Q 2019	Amount	Percent
Resident fee revenue	$91.9	$109.5	$(17.6)	(16.1)%
Facility operating expense	92.1	106.6	(14.5)	(13.6)%

•Resident fee revenue. Health Care Services revenue decreased primarily due to a decline of 13.5% in home health average daily census year-over-year for the fourth quarter of 2020 as a result of lower occupancy in the Company's communities.

•Facility operating expense.
•The year-over-year decrease in facility operating expense was primarily attributable to a decrease in labor costs for home health services as a result of the lower census and as the Company adjusted its home health services operational structure, to better align its facility operating expenses and business model in connection with PDGM.
•The decrease in facility operating expenses was partially offset by $2.3 million of incremental direct costs to respond to the COVID-19 pandemic incurred during the fourth quarter of 2020.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities, Adjusted Free Cash Flow, and liquidity.

			Increase / (Decrease)
($ in millions)	4Q 2020	4Q 2019	Amount	Percent
Net cash provided by (used in) operating activities	$73.5	$88.1	$(14.6)	(16.6)%
Adjusted Free Cash Flow (4)	19.9	0.5	19.4	NM

			Increase / (Decrease)
($ in millions)	December 31, 2020	September 30, 2020	Amount	Percent
Unrestricted cash and cash equivalents	$380.4	$354.6	$25.8	7.3%
Marketable securities	172.9	136.1	36.8	27.0%
Availability on secured credit facility	22.2	—	22.2	NM
Total Liquidity	$575.5	$490.7	$84.8	17.3%

(4)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures.

•Net cash provided by (used in) operating activities. The year-over-year decrease in net cash provided by operating activities was primarily attributable to a decrease in same community revenue compared to the prior year period and $30.5 million of incremental direct costs to respond to the COVID-19 pandemic during the current year period, partially offset by $77.2 million of government grants accepted.

•Adjusted Free Cash Flow. The $19.4 million increase in Adjusted Free Cash Flow compared to the prior year fourth quarter was attributable to a $21.0 million decrease in non-development capital expenditures, net and a $10.7 million decrease in reimbursed non-development capital expenditures partially offset by the $14.6 million decrease in net cash provided by operating activities.

•Total Liquidity. Total liquidity as of December 31, 2020, increased $84.8 million from September 30, 2020, primarily attributable to the release of restricted cash, availability on the Company's new secured credit facility, and the Adjusted Free Cash Flow, which includes $77.2 million of government grants accepted during the period.

TRANSACTION AND FINANCING UPDATE

•Secured Credit Facility: On December 11, 2020, the Company entered into a revolving credit agreement with Capital One, National Association, as administrative agent and lender and the other lenders from time to time parties thereto. The agreement provides a commitment amount of $80 million which can be drawn in cash or as letters of credit. The agreement matures on January 15, 2024. Amounts drawn under the facility will bear interest at 30-day LIBOR plus an applicable margin which was 2.75% as of December 31, 2020. Additionally, a quarterly commitment fee of 0.25% per annum was applicable on the unused portion of the facility as of December 31, 2020. The revolving credit facility is currently secured by first priority mortgages and negative pledges on certain of the Company’s communities. Available capacity under the facility will vary from time to time based upon borrowing base calculations related to the appraised value and performance of the communities securing the credit facility. As of December 31, 2020, no borrowings were outstanding on the revolving credit facility, $40.4 million of letters of credit were outstanding, and the revolving credit facility had $22.2 million of remaining availability. As a result of the refinancing of the Company’s letters of credit, $41.0 million of restricted cash that previously collateralized letters of credit was released to the Company as unrestricted cash in December 2020.

•Community Disposition: During the fourth quarter of 2020, the Company's triple-net lease obligation on one community (159 units) was terminated. As a result, the Company’s operating lease obligations were reduced by $24.5 million and the Company recognized a $2.3 million gain on lease termination during the fourth quarter of 2020 for the amount by which the lease obligations exceeded the net carrying amount of the Company's assets under the operating lease as of the lease termination date.

FULL YEAR RESULTS

Consolidated

The table below presents a summary of consolidated operating results for the full year.

			Year-Over-Year Increase / (Decrease)		Change Attributable To:
($ in millions)	2020	2019	Amount	Percent	COVID-19	Transactions	Lease Standard
Resident fee revenue	$2,892.6	$3,209.9	$(317.3)	(9.9)%	See note (5)	$(81.0)	$(26.4)
Management fee revenue	$130.7	$57.1	$73.6	128.9%	—	$75.9	—
Other operating income	$115.7	$—	$115.7	NM	$115.7	—	—
Facility operating expense	$2,341.9	$2,390.5	$(48.6)	(2.0)%	$125.5	$(69.7)	$(49.5)
General and administrative expense	$206.6	$219.3	$(12.7)	(5.8)%	—	—	—
Net income (loss)	$81.9	$(268.5)	$350.4	NM	See note (5)	See note (5)	$23.1	(5)
Adjusted EBITDA (6)	$264.4	$401.2	$(136.8)	(34.1)%	See note (5)	$1.4	$23.1
$100.0 million management termination fee and one-time cash lease payment	$19.2	$—	$19.2	NM	—	$19.2	$—
Adjusted EBITDA, excluding $100.0 million management termination fee and one-time cash lease payment	$283.6	$401.2	$(117.6)	(29.3)%	See note (5)	$20.6	$23.1

(5)    Estimated lost resident fee revenue attributable to COVID-19 was $281.1 million for 2020. The change in net income (loss) attributable to COVID-19 and transactions and the change in Adjusted EBITDA attributable to COVID-19 are not presented as certain impacts are not available without unreasonable effort. The change attributable to the lease standard represents the 2019 impact of the timing of the revenue and cost recognition associated with residency agreements related to the adoption of ASC 842.
(6)    Unless otherwise indicated, Adjusted EBITDA for 2020 includes the $100.0 million management agreement termination fee payment received from Healthpeak Properties, Inc. ("Healthpeak") related to the sale of Brookdale's interest in the entry fee CCRC venture, which closed on January 31, 2020, and the $119.2 million one-time cash lease payment made to Ventas in connection with the Company’s lease restructuring transaction effective July 26, 2020 ("one-time cash lease payment").

OUTLOOK

Given the unprecedented nature of COVID-19 and rapidly changing developments, the Company will continue to be agile and focus its local community response to help protect its residents, associates, and patients. The Company cannot predict the ultimate impact of the duration, severity, and breadth of the pandemic for the United States. Key factors that may impact the Company's financial performance and liquidity for 2021 include:

•Senior Housing Occupancy: To provide timely updates, the Company expects to continue to publish monthly occupancy until it returns to providing financial guidance, at which point it would expect to return to its historical reporting practices.
•Senior Housing RevPOR: Most annual price increases took effect in January and are expected to help offset labor rate increases.
•Non-development Capital Expenditures: The Company expects non-development capital expenditures, net of lessor reimbursements, to be approximately $140 million for the full year 2021.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdale.com/investor supplemental information relating to the Company's fourth quarter and full year 2020 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to review the financial results for the fourth quarter and full year 2020 on February 25, 2021 at 9:00 AM ET. The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing "Brookdale".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com/investor. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on March 12, 2021 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "3060269".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built, and operated to provide the highest-quality service, care, and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care, and continuing care retirement communities, with 726 communities in 43 states and the ability to serve approximately 64,000 residents as of December 31, 2020. The Company also offers a range of home health, hospice, and outpatient therapy services to over 17,000 patients as of that date. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

DEFINITIONS OF RevPAR AND RevPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue and entrance fee amortization, and, for the 2019 periods, the additional resident fee revenue recognized as a result of the application of the lease accounting standard ASC 842), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue and entrance fee amortization, and, for the 2019 periods, the additional resident fee revenue recognized as a result of the application of the lease accounting standard ASC 842), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the impacts of the COVID-19 pandemic, including the response efforts of federal, state, and local government authorities, businesses, individuals, and the Company on the Company's business, results of operations, cash flow, liquidity, and its strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the duration, severity, and breadth of the pandemic and any resurgence of the disease, the impact of COVID-19 on the nation’s economy and debt and equity markets and the local economies in the Company's markets, the development, availability, utilization, and efficacy of COVID-19 testing, therapeutic agents, and vaccines and the prioritization of such resources among businesses and demographic groups, government financial and regulatory relief efforts that may become available to business and individuals, including the Company's ability to qualify for and satisfy the terms and conditions of financial relief, perceptions regarding the safety of senior living communities during and after the pandemic, changes in demand for senior living communities and the Company's ability to adapt its sales and marketing efforts to meet that demand, the impact of COVID-19 on the Company's residents’ and their families’ ability to afford the Company's resident fees, including due to changes in unemployment rates, consumer confidence, housing markets, and equity markets caused by COVID-19, changes in the acuity levels of the Company's new residents, the disproportionate impact of COVID-19 on seniors generally and those residing in the Company's communities, the duration and costs of the Company's response efforts, including increased equipment, supplies, labor, litigation, testing, vaccination clinic, and other expenses, the impact of COVID-19 on the

Company's ability to complete financings, refinancings, or other transactions (including dispositions) or to generate sufficient cash flow to cover required interest and lease payments and to satisfy financial and other covenants in its debt and lease documents, increased regulatory requirements, including unfunded, mandatory testing, increased enforcement actions resulting from COVID-19, government action that may limit the Company's collection or discharge efforts for delinquent accounts, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of senior housing construction and development, lower industry occupancy (including due to the pandemic), and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases, including due to the pandemic; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on its strategic priorities and their effect on the Company's results; delays in obtaining regulatory approvals; disruptions in the financial markets that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company's non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's indebtedness and long-term leases on its liquidity; the potential phasing out of LIBOR which may increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for or a shortage of personnel (including due to the pandemic), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including class action and stockholder derivative complaints; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Revenue
Resident fees	$677,460	$797,352	$2,892,567	$3,209,931
Management fees	10,230	12,352	130,690	57,108
Reimbursed costs incurred on behalf of managed communities	86,186	176,934	401,189	790,049
Other operating income	78,291	—	115,749	—
Total revenue and other operating income	852,167	986,638	3,540,195	4,057,088

Expense
Facility operating expense (excluding facility depreciation and amortization of $81,642, $88,105, $334,768, and $349,215, respectively)	576,813	598,438	2,341,859	2,390,495
General and administrative expense (including non-cash stock- based compensation expense of $2,535, $4,711, $20,747, and $23,026, respectively)	45,324	48,993	206,575	219,289
Facility operating lease expense	45,553	66,056	224,033	269,666
Depreciation and amortization	87,513	94,971	359,226	379,433
Asset impairment	10,579	43,012	107,308	49,266
Loss (gain) on facility lease termination and modification, net	(2,303)	1,382	(2,303)	3,388
Costs incurred on behalf of managed communities	86,186	176,934	401,189	790,049
Total operating expense	849,665	1,029,786	3,637,887	4,101,586
Income (loss) from operations	2,502	(43,148)	(97,692)	(44,498)

Interest income	494	1,800	4,799	9,859
Interest expense:
Debt	(36,172)	(42,538)	(153,817)	(177,718)
Financing lease obligations	(11,452)	(16,394)	(48,534)	(66,353)
Amortization of deferred financing costs and debt discount	(1,827)	(1,138)	(6,428)	(4,270)
Gain (loss) on debt modification and extinguishment, net	(211)	(53)	10,896	(5,247)
Equity in earnings (loss) of unconsolidated ventures	(1,244)	(970)	(2,107)	(4,544)
Gain (loss) on sale of assets, net	513	4,522	374,532	7,245
Other non-operating income (loss)	1,050	4,815	5,648	14,765
Income (loss) before income taxes	(46,347)	(93,104)	87,297	(270,761)
Benefit (provision) for income taxes	2,208	1,781	(5,352)	2,269
Net income (loss)	(44,139)	(91,323)	81,945	(268,492)
Net (income) loss attributable to noncontrolling interest	19	(85)	74	561
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(44,120)	$(91,408)	$82,019	$(267,931)

Net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders:
Basic	$(0.24)	$(0.49)	$0.45	$(1.44)
Diluted	$(0.24)	$(0.49)	$0.44	$(1.44)

Weighted average common shares outstanding:
Basic	183,389	185,245	183,498	185,907
Diluted	183,389	185,245	184,386	185,907

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$380,420	$240,227
Marketable securities	172,905	68,567
Restricted cash	28,059	26,856
Accounts receivable, net	109,221	133,613
Assets held for sale	16,061	42,671
Prepaid expenses and other current assets, net	66,937	84,241
Total current assets	773,603	596,175
Property, plant and equipment and leasehold intangibles, net	5,068,060	5,109,834
Operating lease right-of-use assets	788,138	1,159,738
Other assets, net	271,957	328,686
Total assets	$6,901,758	$7,194,433

Current liabilities	$690,733	$1,046,972
Long-term debt, less current portion	3,847,103	3,215,710
Financing lease obligations, less current portion	543,764	771,434
Operating lease obligations, less current portion	819,429	1,277,178
Other liabilities	198,000	184,414
Total liabilities	6,099,029	6,495,708
Total Brookdale Senior Living Inc. stockholders' equity	800,434	696,356
Noncontrolling interest	2,295	2,369
Total equity	802,729	698,725
Total liabilities and equity	$6,901,758	$7,194,433

Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2020	2019
Cash Flows from Operating Activities
Net income (loss)	$81,945	$(268,492)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt modification and extinguishment, net	(10,896)	5,247
Depreciation and amortization, net	365,654	383,703
Asset impairment	107,308	49,266
Equity in (earnings) loss of unconsolidated ventures	2,107	4,544
Distributions from unconsolidated ventures from cumulative share of net earnings	766	3,472
Amortization of entrance fees	(2,122)	(1,634)
Proceeds from deferred entrance fee revenue	734	3,544
Deferred income tax (benefit) provision	(5,840)	(2,654)
Operating lease expense adjustment	(136,276)	(19,453)
Loss (gain) on sale of assets, net	(374,532)	(7,245)
Loss (gain) on facility lease termination and modification, net	(2,303)	3,388
Non-cash stock-based compensation expense	20,747	23,026
Non-cash management contract termination gain	—	(969)
Other	(2,777)	(8,700)
Changes in operating assets and liabilities:
Accounts receivable, net	24,277	292
Prepaid expenses and other assets, net	24,707	55,873
Trade accounts payable and accrued expenses	27,294	(12,984)
Refundable fees and deferred revenue	62,614	(25,117)
Operating lease assets and liabilities for lessor capital expenditure reimbursements	22,242	31,305
Net cash provided by (used in) operating activities	205,649	216,412
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	3,569	(859)
Purchase of marketable securities	(378,269)	(186,224)
Sale and maturities of marketable securities	275,000	134,000
Capital expenditures, net of related payables	(185,871)	(304,092)
Acquisition of assets, net of related payables and cash received	(472,193)	(497)
Investment in unconsolidated ventures	(4,082)	(4,346)
Distributions received from unconsolidated ventures	—	9,635
Proceeds from sale of assets, net	331,316	92,735
Proceeds from notes receivable	5,419	34,109
Net cash provided by (used in) investing activities	(425,111)	(225,539)
Cash Flows from Financing Activities
Proceeds from debt	963,099	321,996
Repayment of debt and financing lease obligations	(538,859)	(427,923)
Proceeds from line of credit	166,381	—
Repayment of line of credit	(166,381)	—
Purchase of treasury stock, net of related payables	(18,123)	(23,955)
Payment of financing costs, net of related payables	(19,649)	(7,309)
Payments of employee taxes for withheld shares	(4,037)	(3,313)
Other	482	1,110
Net cash provided by (used in) financing activities	382,913	(139,394)
Net increase (decrease) in cash, cash equivalents, and restricted cash	163,451	(148,521)
Cash, cash equivalents, and restricted cash at beginning of period	301,697	450,218
Cash, cash equivalents, and restricted cash at end of period	$465,148	$301,697

Reconciliations of Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility lease termination and modification, operating lease expense adjustment, amortization of deferred gain, change in future service obligation, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees, and other third party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility lease termination and modification, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles the Company's Adjusted EBITDA from its net income (loss).

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$(44,139)	$(91,323)	$81,945	$(268,492)
Provision (benefit) for income taxes	(2,208)	(1,781)	5,352	(2,269)
Equity in (earnings) loss of unconsolidated ventures	1,244	970	2,107	4,544
Loss (gain) on debt modification and extinguishment, net	211	53	(10,896)	5,247
Loss (gain) on sale of assets, net	(513)	(4,522)	(374,532)	(7,245)
Other non-operating (income) loss	(1,050)	(4,815)	(5,648)	(14,765)
Interest expense	49,451	60,070	208,779	248,341
Interest income	(494)	(1,800)	(4,799)	(9,859)
Income (loss) from operations	2,502	(43,148)	(97,692)	(44,498)
Depreciation and amortization	87,513	94,971	359,226	379,433
Asset impairment	10,579	43,012	107,308	49,266
Loss (gain) on facility lease termination and modification, net	(2,303)	1,382	(2,303)	3,388
Operating lease expense adjustment	(4,000)	(5,827)	(136,276)	(19,453)
Non-cash stock-based compensation expense	2,535	4,711	20,747	23,026
Transaction and organizational restructuring costs	1,778	5,002	13,377	10,007
Adjusted EBITDA(1)	$98,604	$100,103	$264,387	$401,169
$100.0 million management termination fee	—	—	(100,000)	—
$119.2 million one-time cash lease payment	—	—	119,180
Adjusted EBITDA, excluding $100.0 million management termination fee and $119.2 million one-time cash lease payment	$98,604	$100,103	$283,567	$401,169

(1)    Adjusted EBITDA includes:
•$78.3 million and $115.7 million, respectively, benefit for the three and twelve months ended December 31, 2020 of Provider Relief Funds and other government grants recognized in other operating income
•$119.2 million for the twelve months ended December 31, 2020 for the one-time cash lease payment made to Ventas in connection with the Company's lease restructuring transaction effective July 26, 2020
•$100.0 million benefit for the twelve months ended December 31, 2020 for the management agreement termination fee payment received from Healthpeak in connection with closing of the multi-part transaction on January 31, 2020
•$4.2 million and $23.1 million, respectively, of a negative, non-recurring net impact for the three and twelve months ended December 31, 2019 from the application of the lease accounting standard effective January 1, 2019

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease liability for lease termination, cash paid/received for gain/loss on facility lease termination and modification, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The table below reconciles the Company's Adjusted Free Cash Flow from its net cash provided by (used in) operating activities.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$73,499	$88,082	$205,649	$216,412
Net cash provided by (used in) investing activities	(81,147)	(75,184)	(425,111)	(225,539)
Net cash provided by (used in) financing activities	(20,279)	(26,560)	382,913	(139,394)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(27,927)	$(13,662)	$163,451	$(148,521)

Net cash provided by (used in) operating activities	$73,499	$88,082	$205,649	$216,412
Distributions from unconsolidated ventures from cumulative share of net earnings	—	(1,084)	(766)	(3,472)
Changes in prepaid insurance premiums financed with notes payable	(5,823)	(5,875)	—	—
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(8,602)	(19,262)	(22,242)	(31,305)
Non-development capital expenditures, net	(34,643)	(55,610)	(139,592)	(235,797)
Payment of financing lease obligations	(4,556)	(5,740)	(18,868)	(22,242)
Adjusted Free Cash Flow (1)	$19,875	$511	$24,181	$(76,404)

(1)     Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $1.8 million and $5.0 million for the three months ended December 31, 2020 and 2019, respectively, and $13.4 million and $10.0 million for the twelve months ended December 31, 2020 and 2019, respectively. Additionally, Adjusted Free Cash Flow includes:

For the three months ended December 31, 2020:
•$77.2 million benefit from Provider Relief Funds and other government grants accepted
•$22.6 million benefit from payroll taxes deferred

For the twelve months ended December 31, 2020:
•$115.7 million benefit from Provider Relief Funds and other government grants accepted
•$119.2 million one-time cash lease payment made to Ventas in connection with the Company's lease restructuring transaction effective July 26, 2020
•$100.0 million benefit from management agreement termination fee payment received from Healthpeak
•$87.5 million benefit from accelerated/advanced Medicare payments received
•$72.7 million benefit from payroll taxes deferred

Contact:
Kathy MacDonald
SVP Investor Relations
(615) 505-1968
Kathy.MacDonald@brookdale.com